As filed with the Securities and Exchange Commission on August   , 2011 Registration Statement No. _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE Securities Act of 1933

UNICO AMERICAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada 95-2583928

(State or other jurisdiction of incorporation or organization) (IRS Employer Identification No.)

23251 Mulholland Drive, Woodland Hills, California 91364

(Address of Principal Executive Offices) (Zip Code)

(818) 591-9800

(Issuer’s Telephone Number, Including Area Code)

2011 Incentive Stock Option Plan

(Full title of the plan)

Cary L. Cheldin

23251 Mulholland Drive

Woodland Hills, California 91364

(Name and address of agent for service)

(818) 787-7000________________________

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer __ Accelerated filer __

Non-accelerated filer __ Smaller reporting company X

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock	200,000	$ 10.235	$ 2,047,000	$ 237.66

(1) The number of shares of Common Stock represents the maximum number of shares that may be issued under the 2011 Incentive Stock Option Plan. This Registration Statement also covers such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of said Plan.

(2) Calculated solely for the purpose of determining the registration fee, and based upon $10.235 per share, representing the average of the high and low sales prices for the Common Stock in the NASDAQ Global Market on August 5, 2011.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement relates to up to 200,000 shares of the Common Stock, no par value, of Unico American Corporation, a Nevada corporation (the "Registrant"), that are available for distribution under the 2011 Incentive Stock Option Plan of Registrant (the “Plan”). The Plan provides for awards in the form of incentive stock options. The maximum number of shares available for distribution under each of the Plan is subject to adjustment as a result of certain anti-dilution provisions contained in the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

REGISTRATION OF ADDITIONAL SECURITIES

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(b) Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.

(c) Registrant’s Current Report on Form 8-K with date of earliest event reported of March 29, 2011, May 13, 2011 and May 26, 2011.

(d) The description of the Common Stock contained in Registrant’s Registration of Securities Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, having an effective date of November 24, 1969.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party was not liable as provided under Section 78.138 of the Nevada Law or acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party was not liable as provided under Section 78.138 of the Nevada Law or acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such civil or criminal action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification under Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses will continue as to an Indemnified Party who has ceased to hold one of positions specified above, and will inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation would have the power to indemnify such person against such liability and expenses.

Registrant maintains a policy of insurance under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain costs that may be incurred by them in connection with the defense of certain claims which may brought against such persons in their capacity as a director or officer of Registrant.

Each of the Employment Agreements between the Registrant and Cary L. Cheldin, Lester A. Aaron and Terry L. Kinigstein, each of whom is an officer and director of the Registrant, contains an indemnification obligation of the Registrant to indemnify each of them to the fullest extent permitted by law including under circumstances in which indemnification would otherwise be at the discretion of Registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit

Number Description

5.1 Opinion and Consent of Sklar Williams LLP

23.1 Consent of Independent Registered Public Accounting Firm

23.2 Consent of Sklar Williams LLP (included in Exhibit 5.1)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on August 9, 2011.

UNICO AMERICAN CORPORATION

By: /s/ Cary L. Cheldin

Cary L. Cheldin,

Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Title Date

Signature	Title	Date

/s/ Cary L. Cheldin Cary L. Cheldin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 9, 2011

/s/ Lester A. Aaron Lester A. Aaron	Treasurer, Chief Financial Officer and Director (Principal Accounting and Principal Financial Officer)	August 9, 2011

/s/ Terry L. Kinigstein Terry L. Kinigstein	Vice President, Secretary and Director	August 9, 2011

/s/ Erwin Cheldin Erwin Cheldin	Director	August 9, 2011

/s/ George C. Gilpatrick	Director	August 9, 2011
George C. Gilpatrick

/s/ David A. Lewis	Director	August 9, 2011
David A. Lewis

/s/ Warren D. Orloff	Director	August 9, 2011
Warren D. Orloff

/s/ Donald B. Urfrig	Director	August 9, 2011
Donald B. Urfrig

EXHIBIT INDEX

Exhibit

Number Description

5.1  Opinion and Consent of Sklar Williams LLP

23.1 Consent of Independent Registered Public Accounting Firm

23.2 Consent of Sklar Williams LLP (included in Exhibit 5.1)